UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 28, 2008

AVIZA TECHNOLOGY, INC.

(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	000-51642 (Commission File Number)	20-1979646 (I.R.S. Employer Identification Number)

440 Kings Village Road, Scotts Valley, CA 95066 (Address of principal executive offices) (Zip Code)

831-438-2100 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.           Termination of a Material Definitive Agreement.

On July 28, 2008, Fowler Property Acquisitions, LLC (“Fowler”) delivered to the Company an Inspection Termination Notice, as defined in the Purchase Agreement and Joint and Mutual Escrow Instructions between the Company and Fowler, dated as of March 6, 2008 (the “Purchase Agreement”), which notified the Company that Fowler disapproved of the property materials and inspections and investigations of the property, as provided under the Purchase Agreement. This notice immediately terminated the Purchase Agreement as of such date.

The Purchase Agreement was with respect to the property located at 440 Kings Village Road, Scotts Valley, California that houses the Company’s headquarters and batch systems manufacturing facilities (the “Property”). The stated purchase price in the Purchase Agreement was thirteen million dollars ($13,000,000).

There were a number of conditions to Fowler’s obligation to close the transactions contemplated by the Purchase Agreement, including: (i) Fowler’s satisfaction during its ninety (90) day diligence period (“Diligence Period”) with its physical inspection of the Property, based on the condition of the Property; (ii) Fowler’s review and approval of the title to the Property and any existing surveys of the Property during the Diligence Period; (iii) Fowler’s review and approval of property condition documents, permits, entitlements, related agreements, and contracts during the Diligence Period; and (iv) the commitment of the title company to issue the title policy. The closing of the transactions contemplated by the Purchase Agreement would have occurred, if at all, (i) thirty (30) days following the expiration of the Diligence Period or (ii) on such date as would have been otherwise mutually agreed to by the Company and Fowler in writing. Additionally, Fowler had the option to extend the closing period of the transactions for an additional thirty (30) days subject to compliance with certain conditions.

The Company filed a copy of the Purchase Agreement as Exhibit 10.1 to its Current Report on Form 8-K filed with the Securities and Exchange Commission on March 12, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 31, 2008

AVIZA TECHNOLOGY, INC.

	By:	/s/ Patrick C. O’Connor
Patrick C. O’Connor
Executive Vice President and Chief Financial Officer